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                          JEFFERSON-PILOT CORPORATION

                                 P.O. BOX 21008
                              GREENSBORO, NC 27420
    DAVID A. STONECIPHER
    PRESIDENT AND CHIEF
     EXECUTIVE OFFICER

March 29, 1995

Dear Shareholder:

I am pleased to provide you with the enclosed proxy statement and annual report to shareholders in connection with Jefferson-Pilot Corporation's upcoming annual meeting of shareholders.

Our first item of business is the election of directors. You may recall that last year we asked for your help in approving an amendment to our Articles of Incorporation to reduce the size of the Board, so as to keep the Board more involved, to facilitate communication among Board members and to increase the Board's efficiency. This year we have two directors who are retiring from the Board, and the Board has nominated one new director, George W. Henderson, III, President and Chief Executive Officer of Burlington Industries. I believe Mr. Henderson will bring great ability and energy to the Board and I recommend him to you.

There are four other voting items included on our agenda. The first two involve amendments to our Articles of Incorporation that will increase the number of authorized common shares and also authorize a new class of preferred stock. Having more authorized common shares available will provide flexibility in our financial management including our acquisition strategy and will provide shares for a possible future stock split.

The proposed preferred shares will provide further flexibility both for acquisitions and for other corporate finance purposes. We have carefully designed the preferred with limited voting rights that cannot exceed one vote for the lesser of each share or each $100 of liquidation value, so that its vote would always bear an appropriate relationship to its economic value. This limit prevents the creation of a series of preferred shares with multiple voting rights, which some other companies have used as a takeover defense tactic.

The other voting items involve two incentive stock plans. I believe it is very important for a significant part of management compensation to be stock-based in order to align management and shareholders interests, and I particularly like stock option plans because managers holding options only prosper when you, our shareholders, prosper through gains in stock value. With this in mind, I have recommended and our Board has joined me in unanimously recommending to you approval of:

     1. An amended and refreshed ten year long term stock incentive plan which provides for 2,000,000 additional shares, primarily for stock options; and

     2. A new five year outside director stock option plan which provides for up to 200,000 option shares.

Under each plan, the option price cannot be less than 100% of fair market value. Please note that the long term incentive plan has been amended to eliminate the right to make stock grants, unless they are either restricted or related to performance goals.

The additional 2.2 million shares to be reserved for these plans represent less than 5% of our outstanding shares, approximately the amount we have repurchased in the past two years. Our repurchase authority remains in place.

The Board and I strongly recommend all of these proposals to you and encourage you to vote your shares in favor of all of them. Your vote is important regardless of the number of shares you may own.

PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. VOTING RIGHT AWAY WILL HELP SAVE US THE EXPENSE OF FURTHER MAILINGS.

I deeply appreciate your help with these important voting matters.

Sincerely,

David A. Stonecipher